As filed with the Securities and Exchange Commission on November 22, 2019

Registration No. 333-111587

Registration No. 333-113097

Registration No. 333-116845

Registration No. 333-168291

Registration No. 333-184924

Registration No. 333-191464

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-111587)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-113097)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-116845)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-168291)

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (No. 333-184924)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-191464)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Old Line Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Maryland	20-0154352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Wesbanco, Inc.

1 Bank Plaza

Wheeling, West Virginia 26003

(Address of Principal Executive Offices and Zip Code)

Old Line Bancshares, Inc. 2001 Incentive Stock Option Plan, as amended as of May 22, 2003 and as of October 10, 2003

Old Line Bancshares, Inc. 1990 Incentive Stock Option Plan, as amended effective as of October 10, 2003

Old Line Bancshares, Inc. 2004 Equity Incentive Plan

Old Line Bancshares, Inc. 2010 Equity Incentive Plan

WSB Holdings, Inc. 1997 Omnibus Stock Plan, as amended

Old Line Bancshares, Inc. 2010 Equity Incentive Plan

(Full title of the plan)

Todd F. Clossin

President and Chief Executive Officer

Wesbanco, Inc.

1 Bank Plaza

Wheeling, West Virginia 26003

(Name and address of agent for service)

(304) 234-9000

(Telephone number, including area code, of agent for service)

With copies to:

James C. Gardill, Esq. Phillips, Gardill, Kaiser & Altmeyer, PLLC 61 Fourteenth Street Wheeling, West Virginia 26003 (304) 232-6810	Paul C. Cancilla, Esq. K&L Gates LLP K&L Gates Center 210 Sixth Avenue Pittsburgh, PA 15222-2613 (412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Old Line Bancshares, Inc., a Maryland corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”), and are being filed to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof:

•

File No. 333-111587, filed with the Commission on December 29, 2003, pertaining to the registration of 75,000 shares of Old Line Bancshares, Inc. common stock, par value $0.01 per share (“Old Line Common Stock”), issuable under the Old Line Bancshares, Inc. 2001 Incentive Stock Option Plan, as amended as of May 22, 2003 and as of October 10, 2003;

•

File No. 333-113097, filed with the Commission on February 26, 2004, pertaining to the registration of 34,500 shares of Old Line Common Stock, issuable under the Old Line Bancshares, Inc. 1990 Incentive Stock Option Plan, as amended effective as of October 10, 2003;

•

File No. 333-116845, filed with the Commission on June 25, 2004, pertaining to the registration of 250,000 shares of Old Line Common Stock, issuable under the Old Line Bancshares, Inc. 2004 Equity Incentive Plan;

•

File No. 333-168291, filed with the Commission on July 23, 2010, pertaining to the registration of 550,000 shares of Old Line Common Stock, issuable under the Old Line Bancshares, Inc. 2010 Equity Incentive Plan;

•

File No. 333-184924, filed with the Commission on May 20, 2013, pertaining to the registration of 2,785 shares of Old Line Common Stock, issuable under the WSB Holdings, Inc. 1997 Omnibus Stock Plan, as amended; and

•

File No. 333-191464, filed with the Commission on September 30, 2013, pertaining to the registration of 450,000 shares of Old Line Common Stock, issuable under the Old Line Bancshares, Inc. 2010 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of July 23, 2019, by and among Wesbanco, Inc., Wesbanco Bank, Inc., Old Line Bancshares, Inc., and Old Line Bank, Old Line Bancshares, Inc. merged with and into Wesbanco, Inc. with Old Line Bancshares, Inc. ceasing to exist and Wesbanco, Inc. continuing as the surviving corporation. The merger became effective at 5:00 p.m. on November 22, 2019.

In connection with the completion of the merger, the offerings pursuant to the Registration Statements have been terminated and the Registrant hereby terminates the Registration Statements and deregisters the remaining securities registered but unsold under the Registration Statements, if any. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration any securities that had been registered for issuance that unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wheeling, State of West Virginia, on November 22, 2019.

WESBANCO, INC. as successor by merger to Old Line Bancshares, Inc.

By:	/s/ Robert H. Young
Robert H. Young Executive Vice President and Chief Financial Officer

Note: No other person is required to sign these Post-Effective Amendments to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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